                                                                   Exhibit 12.1


                      Ratio of Earnings to Fixed Charges




                                                                                                        June 30,       June 29,
                                    1992          1993          1994          1995          1996          1996           1997
                                 ---------------------------------------------------------------------------------------------
Fixed Charges:
Interest Expense including
  amortization of debt
  issuance costs                      --            --            --            --         1,432            227          4,036
Interest on Rent
  Expense (1/3 of Rent Expense)    1,087           959           997         1,050         1,427            592            958
                                 ---------------------------------------------------------------------------------------------
Total Fixed Charges                1,087           959           997         1,050         2,859            819          4,994
                                 =============================================================================================
Income before Taxes                  552         4,616         6,960        12,414        19,849          6,503         13,678
Fixed Charges                      1,087           959           997         1,050         2,859            819          4,994
                                 ---------------------------------------------------------------------------------------------
Income before Fixed Charges        1,639         5,575         7,957        13,464        22,708          7,322         18,672
                                 =============================================================================================
Ratio of Earnings to
  Fixed Charges                      1.5           5.8           8.0          12.8           7.9            8.9            3.7
